SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         February 20, 2004

Slippery Rock Financial Corporation
(Exact name of registrant as specified in its charter)
Pennsylvania 0-21720 25-1674381
(State of other jurisdiction or incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 South Main Street, Slippery Rock, Pennsylvania 16057
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(724) 794-2210

Not Applicable
(Former name or former address, if changed since last report)

Item 7.	Exhibits
99.1	Press Release Dated February 20, 2004
Item 12.	Results of Operations and Financial Condition

On February 20, 2004, Slippery Rock Financial Corporation issued a press release discussing its results of operations for the year ended December 31, 2003. This press release is furnished as Exhibit 99.1 to this Form 8-K. The information in this report shall be deemed incorporated by reference into any registration statement heretofore or hereafter filed under the Securities Act of 1933, as amended, except to the extent that such information is superceded by information as of a subsequent date that is included in or incorporated by reference into such registration statement. The information in this report shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 20, 2004	SLIPPERY ROCK FINANCIAL CORPORATION (Registrant) By: /s/ Mark A. Volponi Mark A. Volponi Treasurer

Exhibit 99.1

FOR IMMEDIATE RELEASE
DATE:	February 20, 2004
CONTACT:	Mark Volponi, Treasurer / CFO 724-794-2210 ext. 6421

SLIPPERY ROCK FINANCIAL CORPORATION ANNOUNCES
QUARTERLY CASH DIVIDEND AND YEAR END FINANCIAL RESULTS

Slippery Rock, Pa.- Slippery Rock Financial Corporation, quoted on the OTC Bulletin Board system under stock symbol SRCK, announced a quarterly cash dividend of $0.15 per share. The dividend has a record date of March 8, 2004 and is payable on March 31, 2004.

The Company recently reported 2003 year-end financial results. Consolidated net income for the twelve-month period ended December 31, 2003 was $2,471,000, a decrease of $449,000 from the $2,920,000 reported for the same twelve-month period in 2002. Diluted earnings per share of $0.90 for the twelve-months ended December 31, 2003, compared to $1.05 for the same twelve-month period in 2002.  The decrease is the result of continued compression of the net interest margin and the increase in the provision for loan loss reserves recorded in the second half of fiscal 2003.

The Company also reported total assets of $335.0 million and total deposits of $267.1 million at December 31, 2003.

Slippery Rock Financial Corporation is the parent company of The First National Bank of Slippery Rock. The bank offers a complete array of financial services including investment and trust services. It operates 9 branches throughout Butler, Lawrence and Mercer Counties.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  These factors include operating, legal and regulatory risks, changing economic conditions and other risks and uncertainties.